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                                                                    EXHIBIT 99.1


                          INSITUFORM TECHNOLOGIES, INC.

                2001 NON-EMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN


         1. PURPOSE AND NATURE OF PLAN. The purpose of this 2001 Non-Employee Director Equity Incentive Plan (the "PLAN") of Insituform Technologies, Inc. (the "COMPANY") is to increase the ownership interest in the Company of non-employee directors whose services are considered essential to the Company's continued progress and, thus, provide further incentive and compensation for service as a director of the Company.

         2. ADMINISTRATION. The Plan shall be administered by the Board of Directors of the Company (the "BOARD"). Subject to the provisions of the Plan, the Board shall have exclusive authority to interpret and administer the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, and to take all steps and make all determinations necessary or advisable for the administration of the Plan; provided, that the Board shall not have the authority to take any action or make any determination that would materially increase the benefits of participants under the Plan. The determination of the Board in the administration of the Plan shall be conclusive and binding upon all persons, including without limitation the Company, its stockholders and persons granted options or other benefits under the Plan. The officers of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes of the Plan.

         3. PARTICIPANTS. Directors of the Company who are not employees of the Company (or any affiliate of the Company) during a calendar year shall be eligible to participate in the Plan with respect to such calendar year ("ELIGIBLE DIRECTORS").


         4. SHARES SUBJECT TO THE PLAN. Subject to adjustment as provided in
Section 6 (relating to adjustment for changes in capital stock), an aggregate of 200,000 shares of the Company's Class A common shares, $0.01 par value ("COMMON STOCK"), shall be available for issuance under the Plan. The shares of Common Stock issued under the Plan may be made available from authorized but unissued shares or from shares re-acquired by the Company, including shares purchased in the open market or in private transactions. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the shares subject to, but not delivered under, such option may again become available for the grant of other options under the Plan.

         5. STOCK OPTIONS. All options granted under the Plan shall be non-statutory options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended. Each option granted under the Plan shall be evidenced by a written agreement in such form as the Board shall from time to time approve, which agreement shall comply with and be subject to the following terms and conditions:




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                  (a) NEW ELIGIBLE DIRECTOR INITIAL OPTION GRANTS. An option to purchase shares of Common Stock shall be granted automatically to each new Eligible Director on the date such new Eligible Director is elected or appointed to the Board (or promptly thereafter, as determined by the Board). Such option shall have a value equal to (i) a percentage (determined by the Board) of the Total Director Compensation (as defined below) plus (ii) the Equity Percentage of Total Director Compensation for such Eligible Director prorated for the then current annual period. The value of such options shall be determined by the Board on the basis of the Black-Scholes option pricing model. The Board may increase the number of shares of Common Stock subject to any such initial option grant in its sole discretion.

                  (b) ANNUAL OPTION GRANTS. An option to purchase shares of Common Stock may be granted to each Eligible Director once each year on the date of the Annual Meeting of the Stockholders of the Company (or promptly thereafter, as determined by the Board); provided, such Eligible Director continues to be an Eligible Director after such Annual Meeting. Such option shall have a value equal to the Equity Percentage of Total Director Compensation for such Eligible Director at the time of the grant. From time to time, the Board will establish the overall, base annual compensation level (excluding periodic meeting fees and expense reimbursements) paid or payable to Eligible Directors ("TOTAL DIRECTOR COMPENSATION"). From time to time and in its discretion, the Board may (i) establish a percentage of the Total Director Compensation to be paid in option grants under the Plan to all Eligible Directors, (ii) allow individual Eligible Directors to elect to receive a percentage of their respective Total Director Compensation in option grants under the Plan or (iii) establish a formula that is a combination of the foregoing (as applicable to any specific Eligible Director, an "EQUITY PERCENTAGE"). The value of such options shall be determined by the Board on the basis of the Black-Scholes option pricing model.

                  (c) EXERCISE PRICE. The purchase price per share of Common Stock for which each option is exercisable shall be the fair market value per share of Common Stock on the date the option is granted, which shall be the closing price per share of the Common Stock as generally reported by NASDAQ.

                  (d) VESTING, EXERCISABILITY AND TERM OF OPTIONS. Each option granted under the Plan shall be fully vested and exercisable immediately, and shall expire as provided in the written agreement relating thereto (but in no event after ten (10) years from the date of the grant), subject to earlier termination as provided below.

                  (e) TERMINATION OF SERVICE; DEATH. If any option holder's service on the Board is terminated for any reason (other than such option holder's death), then such option holder may not exercise options granted under the Plan at any time after thirty (30) days following such termination of service, and, in no event, after the expiration date of the term of the option. If any option holder's service on the Board is terminated as a result of the option holder's death, then such option holder's legal representative may not exercise options granted under the Plan at any time after one (1) year following such termination of service, and, in no event, after the expiration date of the term of the option.


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                  (f) PAYMENT. Options may be exercised only upon payment to the
         Company in full of the purchase price of the shares of Common Stock to be delivered. Such payment shall be made in cash or, if permitted in the written option agreement, in Common Stock beneficially owned by the option holder for at least six (6) months before the date of exercise of the option ("MATURE COMMON STOCK") or in a combination of cash and Mature Common Stock. The sum of the cash and the fair market value of such Mature Common Stock shall be at least equal to the aggregate price of the shares of Common Stock to be delivered.

                  (g) NON-ASSIGNABLE AND NON-TRANSFERABLE OPTIONS. All options granted under the Plan shall be non-assignable and non-transferable other than by will or the laws of descent and distribution, and shall be exercisable during the option holder's lifetime only by the option holder or the option holder's guardian or legal representative.

         6. ADJUSTMENT PROVISIONS. If the Company shall at any time change the number of issued shares of Common Stock without new consideration to the Company (such as by stock dividends or stock splits), the total number of shares of Common Stock reserved for issuance under the Plan shall be appropriately adjusted, and the number of shares of Common Stock covered by each outstanding option shall be appropriately adjusted so that the aggregate consideration payable to the Company and the aggregate shares of Common Stock issuable under each option shall not be changed. Written option agreements may also contain provisions for their continuation or for other equitable adjustments after changes in the Common Stock resulting from the Company's reorganization, recapitalization, sale, merger, consolidation, issuance of stock rights or warrants, or similar occurrence.

         7. NO RIGHT TO CONTINUE AS A DIRECTOR; NO STOCKHOLDER RIGHTS FOR OPTIONS. Neither the Plan, nor the granting of an option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Eligible Director has a right to continue as an Eligible Director for any period of time, or at any particular rate of compensation. No Eligible Director shall have rights as a stockholder with respect to shares of Common Stock covered by options granted hereunder until the date of the issuance of a stock certificate therefor.

         8. AMENDMENT; GOVERNING LAW. The Board may revise or amend the Plan in any respect whatsoever; provided, that, without approval of the stockholders of the Company, no revision or amendment shall (i) change the selection or eligibility requirements under the Plan, (ii) increase the number of shares of Common Stock that may be issued under the Plan or (iii) increase the amount or type of benefits that may be granted under the Plan. By mutual agreement between the Company and an option holder hereunder, options may be granted to such option holder in substitution and exchange for, and in cancellation of, any options previously granted under the Plan. No action authorized by this paragraph shall reduce the amount of any existing option or change the terms and conditions thereof without the option holder's consent. The validity, construction and effect of the Plan shall be determined in accordance with the laws of the State of Missouri.



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         9. EFFECTIVE DATE, DURATION, SUSPENSION AND TERMINATION OF THE PLAN.
The Plan shall become effective immediately following approval by the stockholders of the Company at the 2001 Annual Meeting of Stockholders. The period during which option grants shall be made under the Plan shall terminate on the day following the tenth anniversary of the 2001 Annual Meeting of Stockholders (unless the Plan is extended or terminated at an earlier date by stockholders); provided, (i) such termination shall not affect the terms of any then outstanding option and (ii) the terms and conditions applicable to any option granted within such period may thereafter be amended or modified by mutual agreement between the Company and the option holder. The Board may suspend or terminate the Plan at any time and for any reason.

                                 [CERTIFICATION]

         IN WITNESS WHEREOF, the undersigned hereby certifies that this Insituform Technologies, Inc. 2001 Non-Employee Director Equity Incentive Plan was adopted by the Board of Directors of the Company on March 19, 2001, and by the stockholders of the Company at the Annual Meeting on May 10, 2001.


                              INSITUFORM TECHNOLOGIES, INC., a
                              Delaware corporation


                              By:    /s/ Thomas A. A. Cook
                                 --------------------------------------
                              Name:  Thomas A. A. Cook
                              Title: Vice President and General Counsel

                              Date:  July 16, 2001













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